As filed with the Securities and Exchange Commission on December 10, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIO-PATH HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah	87-0652870
(State of Incorporation or Organization)	(IRS Employer Identification No.)

3293 Harrison Boulevard, Suite 230, Ogden, Utah	84403
(Address of Principal Executive Offices)	(Zip Code)

BIO-PATH HOLDINGS, INC. FIRST AMENDED 2007 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Peter Nielsen President and Chief Executive Officer
 Bio-Path Holdings, Inc.
3293 Harrison Boulevard, Suite 230
 Ogden, UT 08543-5350
 (801) 399-5500
(Name, Address, and Telephone Number of Agent for Service)

With a copy to:

A.O. Headman, Jr., Esq.
 Cohne, Rappaport & Segal
 257 East 200 South, Suite 700
Salt Lake City, UT 84111
 (801) 532-2666

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	7,000,000 shares	$1.20	$8,400,000	$500.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the Bio-Path Holdings, Inc. First Amended 2007 Stock Incentive Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)
Estimated pursuant to paragraph (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee, based upon the last reported sales price of the common stock as reported on the OTCBB on  December 16, 2008.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Bio-Path Holdings, Inc. (referred to herein as “our,” “we,” or “us”) relating to 7,000,000 shares of our common stock, $0.001 par value per share (“common stock”) issuable to our eligible employees, directors and consultants under our First Amended 2007 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rules 428 and 424 under the Securities Act of 1933 and the Note to Part I of the Instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-KSB for the year ended June 30, 2007, filed December 12, 2007 (in February 2008, we changed our fiscal year end to December 31st);

•	Our Quarterly Reports on Form 10-QSB for the following periods:

Quarter Ended	Filing Date
9/30/07	12/24/07
12/31/07	2/12/08
3/31/08	5/20/08
6/30/08	8/14/08
9/30/08	11/14/08

•	Our Current Reports on Form 8-K:

Dated	Filing Date
2/14/08	2/19/08
2/14/08 (form 8-K/A)	2/21/08
2/21/08	3/07/08
2/14/08 (form 8-K/A)	5/19/08
6/24/08	6/24/08
7/22/08	7/28/08
9/22/08	10/16/08

•	Our Form 8-A declared effective on September 10, 2008, registering our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement.

Item 4. Description of Securities.

Our common stock is registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The laws of Utah permit the indemnification of directors, employees, officers and agents of Utah corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Utah law any person whom we indemnify under that law.

The provisions of Utah law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

We have entered into indemnification and reimbursement agreements with each of our directors.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	2007 Stock Incentive Plan *

5.1	Opinion of Cohne Rappaport & Segal *

23.1	Consent of Mantyla, McReynolds, LLC independent registered certified public accountants for Registrant *

23.2	Consent of Spector, Wong & Davidian, LLP, previous independent registered certified public accountants for Registrant *

23.3	Consent of Cohne, Rappaport & Segal – contained in Exhibit 5.1
__________
* Filed herewith.

Item 9. Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 9th day of December, 2008.

Bio-Path Holding, Inc.

By	/s/
Peter H. Nielsen
Chairman, CEO, President, Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Dated

Peter H. Nielsen	Chairman, CEO, President, Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer	December 9, 2008

Douglas P. Morris	Vice President of Corporate Development/Director	December 9, 2008

Dr. Thomas Garrison	Director	December 9, 2008

Dr. Gillian Ivers-Read	Director	December 9, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	First Amended 2007 Stock Incentive Plan *

5.1	Opinion of Cohne Rappaport & Segal *

23.1	Consent of Mantyla, McReynolds, LLC independent registered certified public accountants for Registrant *

23.2	Consent of Spector, Wong & Davidian, LLP, previous independent registered certified public accountants for Registrant *

23.3	Consent of Cohne, Rappaport & Segal – contained in Exhibit 5.1

__________

* Filed herewith